Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Declares
96th Sequential Quarterly Cash Dividend

Sarasota, FL, September 24, 2020 — Helios Technologies (Nasdaq: HLIO) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, announced that its Board of Directors declared a quarterly cash dividend of $0.09 per common share. Helios Technologies has declared ninety-six consecutive quarterly dividends to its stockholders beginning with the first quarter 1997.

“We are pleased that the continued success of our operations has allowed us to be a consistent dividend payer over the last twenty-four years,” commented Josef Matosevic, the Company’s President and Chief Executive Officer.

The dividend will be payable on October 20, 2020 to stockholders of record as of October 5, 2020. Helios Technologies has approximately 32.1 million shares of common stock outstanding.

About Helios Technologies
Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company operates in two business segments, Hydraulics and Electronics.  The Hydraulics segment markets and sells products globally under the brands of Sun Hydraulics in relation to cartridge valve technology, Custom Fluidpower with regard to hydraulic system design and Faster in connection with quick release coupling solutions.  Global Electronics brands include Enovation Controls and Murphy for fully-tailored solutions with a broad range of rugged and reliable instruments such as displays, controls and instrumentation products.  Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

For more information, contact:
Christopher M. Gordon / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3874 / (716) 843-3908
cgordon@keiadvisors.com / dpawlowski@keiadvisors.com

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Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200